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                                                             Exhibit 23


                CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement (Form S-8 number 333-21713) and related Prospectus pertaining to the 1996 Stock Option Plan for Officers and Key Employees, and related Prospectus pertaining to the 1996 Non-Officer Directors Stock Option Plan, of PacifiCare Health Systems, Inc. of our report dated February 24, 1998 (except for Note 11, as to which the date is June 2, 1998) with respect to the consolidated financial statements of PacifiCare Health Systems, Inc. included in the Current Report on Form 8-K for the year ended December 31, 1997.


                                        ERNST & YOUNG LLP

Los Angeles, California
May 29, 1998